Exhibit (d)(8)
AGREEMENT REGARDING CERTAIN TRANSFERS
     This AGREEMENT REGARDING CERTAIN TRANSFERS (this “Agreement”), dated as of August 27, 2009, is by and among the Persons executing this Agreement as “Consenting Noteholders” on the signature pages hereto (each a “Consenting Noteholder”), the Persons executing this Agreement as “Consenting Lenders” on the signature pages hereto (each, a “Consenting Lender” and together with the Consenting Noteholders, the “Consenting Creditors”) and NCI Building Systems, Inc. (the “Company”).
RECITALS
     WHEREAS, the Company is party to an Investment Agreement, dated as of August 14, 2009 (as in effect on the date hereof, the “Investment Agreement”), by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P. (“Investor”), pursuant to which Investor has agreed to invest, subject to the terms and conditions contained therein, $250,000,000 in the Company;
     WHEREAS, the Investment Agreement contemplates an offer (the “Offer”) by the Company to acquire any and all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) in exchange for cash and shares of common stock of the Company, with such offer to be commenced and conducted by the Company upon the terms and subject to the conditions contemplated by the Investment Agreement;
     WHEREAS, the Investment Agreement contemplates a Term Loan Refinancing (as defined in the Investment Agreement) pursuant to which the Company would agree to prepay all principal obligations under the Credit Agreement (as defined in the Investment Agreement) in excess of $150 million, together with accrued and unpaid interest thereon, and enter into an amendment and restatement of the Credit Agreement (as defined in the Investment Agreement);
     WHEREAS, the Company and the Consenting Creditors are engaged in negotiations with respect to, among other things, the terms of the Offer and the transactions contemplated by the Investment Agreement and regarding a lock-up and voting agreement with respect to an agreement related thereto, as described in the press release of the Company to be issued on August 27, 2009 (the “Press Release”); and
     WHEREAS, in order to induce the other party to continue such negotiations, the Company and the Consenting Creditors are prepared, subject to the terms and conditions of this Agreement, to agree to and be bound by the obligations and restrictions contained herein.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
I. CERTAIN DEFINITIONS
     Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Investment Agreement as in effect on the date hereof and without giving effect to any amendment, waiver or consent thereto.

     Section 1.2 Other Definitions. For the purposes of this Agreement:
               (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 or Rule 13d-5 under the Exchange Act).
               (b) “Loans” means the loans under the Credit Agreement.
               (c) “Transfer” means to, directly or indirectly, (i) sell, pledge, assign, encumber, hypothecate, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, hypothecate, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, the subject matter of the Transfer, or the act thereof.
II. RESTRICTIONS ON TRANSFER; OTHER COVENANTS
     Section 2.1 Restrictions on Transfer, Etc. Each Consenting Creditor agrees, from and after 12:01 a.m., New York time, on the date hereof until the termination of this Agreement in accordance with Section 4.1, not to directly or indirectly Transfer any Note or Loan held by it or Beneficially Owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to dispose thereof, or any interest therein; provided that the Consenting Creditor shall not be prohibited from ordinary course pledges of Notes in a prime brokerage account. This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Notes or Loans, which Notes or Loans shall become subject to the terms hereof.
     Section 2.2 Public Statement. Each Consenting Creditor agrees that it shall not issue any press release or make any other public statement with respect to the Investment Agreement, the Offer, the Term Loan Refinancing or any other transaction contemplated by the Investment Agreement, including negotiations with respect thereto, without the prior written consent of the Company, except as may be required by applicable Law. Without the consent of the applicable Consenting Creditor, the Company agrees not to publish or publicly disclose such individual Consenting Creditor’s identity and ownership of Loans and Notes and the nature of such Consenting Creditor’s obligations under this Agreement.
     Section 2.3 Material Non-Public Information. Prior to the termination of this Agreement, neither the Company nor its representatives shall provide to any Consenting Creditor material, non-public information regarding the Company or any of its subsidiaries to any Consenting Creditor, and, if any such information is provided by the Company or its representatives to such Consenting Creditor, then the Company shall publicly disclose such information at or prior to the termination of this Agreement. In the event the Company breaches its obligation set forth the prior sentence to disclose such information, the applicable Consenting Creditor may disclose such information.
     Section 2.4 Continued Accuracy of Press Release. If, at the time of the termination of this Agreement, the Company has knowledge that the Press Release fails to be materially accurate as of such time, then the Company shall publicly disclose information at such time so that the information in the Press Release, as updated by such additional disclosed information, shall be materially accurate as of such time. In the event the Company breaches its obligation set forth in the prior sentence to disclose such information, the Consenting Creditors may disclose such information.
III. REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Consenting Creditors. Each Consenting Creditor, severally and not jointly, represents and warrants to the Company as of the date of this Agreement, as follows:
               (a) Such Consenting Creditor has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Consenting Creditor’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Consenting Creditor and constitutes a legal, valid and binding agreement of such Consenting Creditor enforceable by the Company against such Consenting Creditor in accordance with its terms, subject to the effects of bankruptcy and similar laws affecting creditors’ rights generally.
               (b) Such Consenting Creditor is the record and Beneficial Owner and has good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement and other than those that would not adversely affect such Consenting Creditor’s performance of its obligations under this Agreement), and/or is the authorized manager or investment advisor with respect to, the principal amount of Loans and/or Notes set forth next to such Consenting Creditor’s name on Schedule A hereto, and, except as provided in this Agreement, has full and unrestricted power to dispose of and vote all of such Loans and/or Notes without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement inconsistent with this Agreement with respect to, such Loans and Notes. The Loans and Notes set forth next to such Consenting Creditor’s name on Schedule A hereto constitute all of the Loans and Notes that are Beneficially Owned by such Consenting Creditor, or as to which such Consenting Creditor serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, as of the date hereof, and such Consenting Creditor does not Beneficially Own or otherwise so manage or advise with respect to any other Loans or Notes.
               (c) None of the execution and delivery of this Agreement by such Consenting Creditor, the consummation by such Consenting Creditor of the transactions contemplated hereby or compliance by such Consenting Creditor with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Consenting Creditor other than has been taken or made or, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which such Consenting Creditor is a party or by which such Consenting Creditor or any of such Consenting Creditor’s properties or assets (including such Consenting Creditor’s Loans and Notes) may be bound, (iii) violates any order or law applicable to such Consenting Creditor or any of such Consenting Creditor’s properties or assets (including such Consenting Creditor’s Loans and Notes), or (iv) results in a Lien upon any of such Consenting Creditor’s properties or assets (including such Consenting Creditor’s Loans and Notes).
     Section 3.2 Representations and Warranties of the Company. The Company represents and warrants to the Consenting Creditors as of the date of this Agreement, as follows:
               (a) The Company has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement enforceable by the Consenting Creditors against the Company in accordance with its terms, subject to the effects of bankruptcy and similar laws affecting creditors’ rights generally.
               (b) None of the execution and delivery of this Agreement by the Company (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by the Company, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which the Company is a party or by which it or any of its properties or assets may be bound, (iii) violates any order or law applicable to the Company or any of its properties or assets, or (iv) results in a Lien upon any of the Company’s properties or assets.
IV. TERMINATION
     Section 4.1 Termination. This Agreement shall terminate without further action upon the earliest to occur of (a) 9:00 a.m., New York City time, on Monday, August 31, 2009, (b) termination of the Investment Agreement in accordance with its terms or (c) the public disclosure by the Company of material non-public information (other than the disclosure made in the Press Release or relating solely to an amendment to the Investment Agreement to extend the date by which the Offer is to be commenced and describing certain other non-material or ministerial changes to the Investment Agreement).
     Section 4.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 4.1, this Section 4.2 and Article V, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
V. GENERAL
     Section 5.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another state otherwise to govern this Agreement.
     Section 5.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     Section 5.3 Amendments. This Agreement may not be modified or amended with respect to any Consenting Creditor except pursuant to an instrument in writing signed by the Company and such Consenting Creditor.
     Section 5.4 Waiver. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     Section 5.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     Section 5.6 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Consenting Creditor when executed by such Consenting Creditor. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
     Section 5.7 Consenting Creditor Obligations Several and not Joint. The obligations of the Consenting Creditors hereunder shall be several and not joint, and no Consenting Creditor shall be liable for any breach of the terms of this Agreement by any other Consenting Creditor.
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     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

NCI BUILDING SYSTEMS, INC.

By: Name:	/s/ Todd R. Moore Todd R. Moore
Title:	Executive Vice President, General Counsel and Secretary
[Signature page to the Agreement Regarding Certain Transfers]

CONSENTING NOTEHOLDERS:

By: Name:
Title:

By: Name:
Title:

CONSENTING LENDERS:

By: Name:
Title:

[Signature page to the Agreement Regarding Certain Transfers]